UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 2, 2013.

CTPARTNERS EXECUTIVE SEARCH INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34993	52-2402079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, 3rd Floor, New York, New York	10036
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (212) 588-3500
(N/A)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement and Item 2.01. Completion of Acquisition or Disposition of Assets

On May 2, 2013, CTPartners Executive Search Inc. (the “Company”) acquired a controlling interest, or 51% of the equity shares, in Augmentum Consulting Ltd., a UK-based firm for a purchase price of $4.3 million. The purchase price is subject to adjustment based on certain performance metrics over the course of three years. The purchase price is payable in three installments, the initial payment at closing, the second payment will be due 15 months after the closing and the third payment 12 months from the date of the second payment. The Company also has an option to purchase remaining 49% of equity in Augmentum Consulting Ltd. following one year anniversary of the acquisition. If the Company chooses to not exercise its purchase option, the sellers may cause the Company to acquire remaining 49%.

Item 7.01. Regulation FD Disclosure
On May 3, 2013, the Company issued a press release announcing that it had completed the acquisition of a controlling interest in Augmentum Consulting Ltd. A copy of this press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits
99.1
Press Release dated May 3, 2013 entitled “CTPartners Executive Search Inc. Acquires UK-Based Augmentum Consulting Ltd."

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CTPartners Executive Search Inc.
Date: May 7, 2013    By: /s/ William J. Keneally
William J. Keneally
Chief Financial Officer